Cash flows

COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS PERIODS ENDED AS OF SEPTEMBER 30, 2006 AND 2005
Figures in Thousands of Constant Ch$ as of September 30, 2006

	2006	2005

NET CASH PROVIDED BY USING IN OPERATING ACTIVITIES	145,798,853	161,236,360

Net income (Gain)	19,748,132	22,531,964

Result in sales of assets	-544,567	0

Gain (loss) in sale of fixed assets	-544,567	0

Charges (credits) to income not affecting cash flows:	172,200,612	173,413,540

Depreciation	155,311,982	151,547,804
Intangibles amortization	3,850,534	3,200,004
Write-off and provisions	14,937,711	17,217,234
Equity earnings from related companies (less)	-1,381,971	-1,191,685
Equity losses from related companies	32,236	33,713
Amotization of goodwill	1,858,633	1,214,028
Price-level restatement (net)	-2,829,515	983,307
Gain (loss) on foreign currency transactions	-318,347	-1,429,385
Other credits not affecting cash flows	-103,382	-93,588
Other charges not affecting cash flows	842,731	1,932,108

Decrease (increase) in current assets:	-47,732,418	23,661,377

(Increase) Decrease in trade receivables	-18,391,899	-11,616,260
(Increase) Decrease in inventories	-4,332,967	1,277,705
(Increase) Decrease in other current assets	-25,007,552	33,999,932

Increase (decrease) in current liabilities:	2,383,086	-58,300,759

Increase (decrease) in due to related companies,
related with operating activities	3,835,587	-21,829,548
Increase (decrease) in accrued interest payable	1,585,605	523,517
Increase (decrease) in income tax payable, net	-1,309,585	-29,509,285
Increase (decrease) in other accounts payable
related with non operating result	-1,799,245	-2,924,107
Increase (decrease) in value-added tax, net, and other	70,724	-4,561,336

Income ( loss) of minority interest	-255,992	-69,762

COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS PERIODS ENDED AS OF SEPTEMBER 30, 2006 AND 2005
Figures in Thousands of Constant Ch$ as of September 30, 2006

	2006	2005

NET CASH PROVIDED BY FINANCING ACTIVITIES	-158,352,553	-221,343,121

Liabilities with the public	73,668,211	35,821,885
Other financing disbursements
Repayment of dividends (less)	-13,619,759	-111,289,362
Repayment of capital (less)	-40,763,120	0
Repayment of loans (less)	0	-35,206,551
Repayment of liabilities with the public (less)	-176,953,060	-110,669,093
Repayment of loans to related companies (less)
Other payments by financing	-684,825	0
Repayment of loans (less)

NET CASH USED IN INVESTING ACTIVITIES	-60,763,048	-78,728,280

Sale of fixed assets	60,832	158,701
Additions to fixed assets (less)
Sale of permanent investments
Permanent investments	0	-49,751
Additions to fixed assets (less)	-60,823,880	-54,186,116
Investments in financial instruments (less)	0	-16,675,176
Other investment disbursements (less)	0	-7,975,938

NET CASH FLOW FOR THE PERIOD	-73,316,748	-138,835,041

PRICE-LEVEL RESTATEMENT EFFECT ON CASH AND CASH EQUIVALENTS	-1,025,441	-1,274,258

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	-74,342,189	-140,109,299

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	97,643,099	166,869,110

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	23,300,910	26,759,811

Última actualización 31/10/06
Por Telefónica CTC Chile